CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

(513) 870-2000

Exhibit 10.1

Summary of Cincinnati Financial Corporation

Named Executive Officer Annual Compensation

On November 18, 2005, the compensation committee of the board of directors of Cincinnati Financial Corporation granted increases in 2006 annual base salaries and awarded 2005 cash bonuses to the below named officers, who are the named executive officers in the Proxy Statement for the company's 2005 Annual Meeting of Shareholders.  The bonuses are for the past efforts and services of these officers on behalf of the company while the salary increases provide for future services and for the benefits to the company as a result of these services.

As described in the charter for the compensation committee, the committee evaluates the performance of the chief executive officer and other management in light of the company's goals and objectives and establishes compensation levels for the chief executive officer and other management. In determining 2006 base salaries and 2005 bonuses, the committee considered, among other factors it deemed appropriate, the compensation of management of comparable companies, the compensation of management in prior years, the company’s performance and shareholder return. See the Report of the Compensation Committee in the Proxy Statement for the company’s 2005 Annual Meeting to Shareholders for a more detailed discussion of the compensation philosophy. Salaries may be changed at any time at the discretion of the compensation committee and/or board of directors of the company.

These salaries and bonuses do not include short-term and long-term incentive compensation amounts under shareholder-approved performance-based plans, the company’s contributions to defined contribution plans, the company’s contributions to other employee benefit programs on behalf of the named executive officers or any other form of compensation.

Annual Compensation
Named Executive Officer		Salary	Bonus
John J. Schiff, Jr. Chairman, President and Chief Executive Officer Cincinnati Financial Corporation	2006* 2005** 2004 2003	$775,000 699,643 673,314 645,865	– $425,750 325,438 287,912
James E. Benoski Vice Chairman and Chief Insurance Officer Cincinnati Financial Corporation	2006* 2005** 2004 2003	$429,363 385,000 356,637 340,941	– $366,438 297,938 250,412
Jacob F. Scherer, Jr. Senior Vice President The Cincinnati Insurance Company	2006* 2005** 2004 2003	$364,344 322,632 308,451 286,852	– $325,474 259,832 221,109
Kenneth W. Stecher Chief Financial Officer and Senior Vice President, Secretary, Treasurer Cincinnati Financial Corporation	2006* 2005** 2004 2003	$407,807 364,323 329,501 312,629	– $266,683 200,143 140,117
Thomas A. Joseph Senior Vice President The Cincinnati Insurance Company	2006* 2005** 2004 2003	$319,752 306,752 288,550 270,053	– $226,071 185,620 142,166

*

2006 Salary is the salary awarded by the compensation committee on November 18, 2005.

**

2005 Salary is the estimated base salary as of January 1, 2005.